Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tennant Company:
We consent to the incorporation by reference in the registration statements (Nos. 333‑219833, 333-84374, 333-142581, 333-166342, 333-181203, and 333-188151) on Form S-8 of Tennant Company of our report dated February 28, 2019, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule as included in Item 15.A.2 (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of Tennant Company.

Our report refers to a change in the method of accounting for revenue.

/s/ KPMG LLP
Minneapolis, Minnesota
February 28, 2019